EXHIBIT A

GROSVENOR
REGISTERED FUNDS

If you do not want to sell Fund interests at this time, please disregard this notice. This letter and attached information are simply notification of the Fund’s tender offer.

June 27, 2012

Dear Investor:

We are writing to inform you of important dates relating to a tender offer by Grosvenor Registered Multi-Strategy Fund (TE), LLC (the “Fund”). If you are not interested in redeeming your limited liability company interest in the Fund (“Interest”) at this time, please disregard this notice.

Tender offer information

The tender offer period will begin on June 27, 2012 and will end at 12:00 midnight, Eastern Time, on July 27, 2012 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Interests may be redeemed only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest, please complete and return the enclosed Letter of Transmittal either (i) by mail to Grosvenor Funds, c/o BNY Mellon Alternative Investment Services, 400 Bellevue Parkway, 19C-0204, Wilmington, DE 19809, (ii) by e-mail to grosvenordeinvservices@bnymellon.com (please include the words “Grosvenor Fund Tender Documents” in the subject line), or (iii) by fax to (302) 791-2790. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All requests to tender Interests must be received by the Fund in good order by the Expiration Date.

To learn more

If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions regarding the tender offer or the Fund in general, please contact the Fund at (866) 211-4521.

IMPORTANT INFORMATION

The Board has authorized certain in-kind transactions between the Fund, the Grosvenor Registered Multi-Strategy Fund (TI 2), LLC (the “TI 2 Fund”) and the Grosvenor Multi-Strategy Offshore Fund, Ltd. Such transactions are designed to i) have investors in the Fund become investors in the TI 2 Fund; and ii) afford investors in the Fund with tax treatment under Subchapter M of the Internal Revenue Code of 1986, which if implemented, are anticipated to be effective January 1, 2013. For tax and regulatory reasons related to such an election by the TI 2 Fund, the Master Fund anticipates seeking to transition all of its investments, currently held in underlying Portfolio Funds organized as domestic limited partnership vehicles, to entities organized as offshore corporations or similar vehicles. Grosvenor Capital Management, L.P. (the “Adviser”), in conjunction with the Board, will assess the impact of the expected in-kind transactions on the future operations of the Fund which may include, among other alternatives, a wind down of the Fund’s operations in 2013. Although Board authorization has been granted to the Adviser, the terms of the transaction are subject to change. Please refer to Section 9 of the enclosed Offer to Purchase for additional information.

Sincerely,

Grosvenor Registered Multi-Strategy Fund (TE), LLC

900 North Michigan Avenue, Suite 1100 | Chicago, Illinois 60611 | (312) 506-6500

GROSVENOR
REGISTERED FUNDS

If you do not want to sell Fund interests at this time, please disregard this notice. This letter and attached information are simply notification of the Fund’s tender offer.

June 27, 2012

Dear Investor:

We are writing to inform you of important dates relating to a tender offer by Grosvenor Registered Multi-Strategy Fund (TE), LLC (the “Fund”). If you are not interested in redeeming your limited liability company interest in the Fund (“Interest”) at this time, please disregard this notice.

Tender offer information

The tender offer period will begin on June 27, 2012 and will end at 12:00 midnight, Eastern Time, on July 27, 2012 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Interests may be redeemed only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for repurchase by the Fund during this Offer period, please contact your Merrill Lynch, Pierce, Fenner & Smith, Inc. Financial Adviser (“Merrill FA”) who will enter the order and provide you with a customized Tender Offer Form for your account. Included with this Offer material is a sample Tender Offer Form which is for reference only. The Tender Offer Form generated for your account will need to be signed and returned to your Merrill FA. Upon receiving signed documentation, your Merrill FA will submit the form for processing. Your Merrill FA must submit the form by 12:00 midnight, Eastern Time, on July 27, 2012. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All requests to tender Interests must be received by the Fund in good order by the Expiration Date.

To learn more

If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions regarding the tender offer or the Fund in general, please contact your Merrill FA.

IMPORTANT INFORMATION

The Board has authorized certain in-kind transactions between the Fund, the Grosvenor Registered Multi-Strategy Fund (TI 2), LLC (the “TI 2 Fund”) and the Grosvenor Multi-Strategy Offshore Fund, Ltd. Such transactions are designed to i) have investors in the Fund become investors in the TI 2 Fund; and ii) afford investors in the Fund with tax treatment under Subchapter M of the Internal Revenue Code of 1986, which if implemented, are anticipated to be effective January 1, 2013. For tax and regulatory reasons related to such an election by the TI 2 Fund, the Master Fund anticipates seeking to transition all of its investments, currently held in underlying Portfolio Funds organized as domestic limited partnership vehicles, to entities organized as offshore corporations or similar vehicles. Grosvenor Capital Management, L.P. (the “Adviser”), in conjunction with the Board, will assess the impact of the expected in-kind transactions on the future operations of the Fund which may include, among other alternatives, a wind down of the Fund’s operations in 2013. Although Board authorization has been granted to the Adviser, the terms of the transaction are subject to change. Please refer to Section 9 of the enclosed Offer to Purchase for additional information.

Sincerely,

Grosvenor Registered Multi-Strategy Fund (TE), LLC

900 North Michigan Avenue, Suite 1100 | Chicago, Illinois 60611 | (312) 506-6500